Filed pursuant to Rule 424(b)(2)

Registration Nos. 333-132370 and 333-132370-01

CALCULATION OF REGISTRATION FEE

Class of securities offered	Aggregate offering price	Amount of registration fee
Medium-Term Senior Notes, Series D	$5,000,000.00	$196.50	(1)

(1)	The filing fee of $196.50 is calculated in accordance with Rule 457(r) of the Securities Act of 1933. Pursuant to Rule 457(p) under the Securities Act of 1933, the $175,315.47 remaining of the filing fee previously paid with respect to unsold securities that were registered pursuant to a Registration Statement on Form S-3 (No. 333-119615) filed by Citigroup Global Market Holdings Inc., a wholly owned subsidiary of Citigroup Inc., on October 8, 2004 is being carried forward, of which $196.50 is offset against the registration fee due for this offering and of which $175,118.97 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Pricing Supplement No. 2008—MTNDD207, Dated January 24, 2008

(To Prospectus Supplement Dated April 13, 2006 and Prospectus Dated March 10, 2006)

US$5,000,000 principal amount

Citigroup Funding Inc.

Medium-Term Notes, Series D

Any Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed by Citigroup Inc.

Notes Based Upon the Lead Cash Settlement Price Due July 29, 2008

•	The notes will pay a one-time coupon in cash on the maturity date equal to 18% per annum (9% per six months on a simple interest basis). We will not make any payments on the notes prior to maturity.

•	The notes will mature on July 29, 2008. The notes are not principal protected. The amount you receive at maturity may be greater than, equal to, or less than your initial investment in the notes.

•	In addition to the one-time coupon, you will receive at maturity, for each US$1,000 principal amount of notes you hold, a maturity payment equal to

•

the product of (i) US$1,000 and (ii) the lead cash settlement price on the fifth business day before maturity (which we refer to as the valuation date) divided by the lead cash settlement price on the date on which the notes are priced for initial sale to the public (which we refer to as the pricing date), if:

(a) the lead cash settlement price on any business day after the pricing date up to and including the valuation date declines by more than 30% from the lead cash settlement price on the pricing date AND

(b) the lead cash settlement price on the valuation date is less than the lead cash settlement price on the pricing date;

•	or, US$1,000, in all other circumstances.

•	The notes are not principal protected. At maturity, you could receive an amount which is less than your initial investment in the notes.

•	The notes will be issued in minimum denominations and integral multiples of US$1,000.

•	We will not apply to list the notes on any exchange.

Investing in the notes involves a number of risks. See “ Risk Factors Relating to the Notes” beginning on page PS-7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus, prospectus supplement and pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts but are unsecured debt obligations of Citigroup Funding Inc. The notes are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

	Per Note		Total
Public Offering Price	US$	1,000.00	US$	5,000,000
Agent’s Discount	US$	0.00	US$	0.00
Proceeds to Citigroup Funding Inc.	US$	1,000.00	US$	5,000,000

We expect that delivery of the notes will be made against payment therefor on or about January 29, 2008.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

SUMMARY INFORMATION—Q&A

This summary includes questions and answers that highlight selected information from the accompanying prospectus and prospectus supplement and this pricing supplement to help you understand the Notes Based Upon the Lead Cash Settlement Price Due July 29, 2008. You should carefully read the entire prospectus, prospectus supplement and pricing supplement to understand fully the terms of the notes, as well as the principal tax and other considerations that are important to you in making a decision about whether to invest in the notes. You should, in particular, carefully review the section entitled “Risk Factors Relating to the Notes,” which highlights a number of risks, to determine whether an investment in the notes is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus.

What Are the Notes?

The notes are commodity-linked securities issued by Citigroup Funding Inc. with a maturity of approximately six months. While the notes will pay a one-time coupon in cash at maturity equal to 9% of the principal amount of the notes, the notes are not principal protected. You may receive an amount at maturity which is less than your initial investment in the notes.

In addition to the one-time coupon, your return on the notes, if any, depends on the maturity payment which is based upon the percentage change in the lead cash settlement price from the pricing date to the valuation date. For each US$1,000 principal amount of notes you hold, the maturity payment will equal the product of (i) US$1,000 and (ii) the lead cash settlement price on the valuation date divided by the lead cash settlement price on the pricing date, if (a) the lead cash settlement price on any business day after the pricing date up to and including the valuation date declines by more than 30% from the lead cash settlement price on the pricing date AND (b) the lead cash settlement price on the valuation date is less than the lead cash settlement price on the pricing date. In all other circumstances, the maturity payment for each US$1,000 principal amount of notes you hold will equal US$1,000.

If the lead cash settlement price on the valuation date is greater than or equal to the lead cash settlement price on the pricing date or if the lead cash settlement price has not declined by more than 30% on any business day after the pricing date to and including the valuation date, the return on the notes will equal the one-time coupon of 9% for the six-month term of the notes. In no circumstance will the amount you receive at maturity, including principal and the one-time coupon, be more than US$1,090 per note.

The notes mature on July 29, 2008 and do not provide for earlier redemption by you or by us. The notes are a series of unsecured senior debt securities issued by Citigroup Funding. Any payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. The notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and, as a result of the guarantee, any payments due under the notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc.

You may transfer the notes only in minimum denominations and integral multiples of US$1,000. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the notes in the form of a global certificate, which will be held by the Depository Trust Company or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the notes by individual investors. Accountholders in the Euroclear or Clearstream clearance systems may hold beneficial interests in the notes through the accounts that each of these systems maintains as a participant in DTC. You should refer to “Description of the Notes—Book-Entry System” in the accompanying prospectus supplement and the section “Description of Debt Securities—Book-Entry Procedures and Settlement” in the accompanying prospectus for further information.

Will I Receive Interest on the Notes?

Although we will not make any periodic payments of interest or any other periodic payments on the notes, the notes will pay a one-time coupon in cash on July 29, 2008 (the maturity date) equal to 18% per annum (9% per six months on a simple interest basis). The one-time coupon will be composed of an interest payment and a payment of an option premium. Approximately 22% of the total coupon payable on the notes will be characterized as interest and approximately 78% will be characterized as an option premium.

What Will I Receive at Maturity of the Notes?

The notes will mature on July 29, 2008. In addition to the one-time coupon, for each US$1,000 principal amount of notes you hold, you will receive a maturity payment which will equal the product of (i) US$1,000 and (ii) the lead cash settlement price on the valuation date divided by the lead cash settlement price on the pricing date, if (a) the lead cash settlement price on any business day after the pricing date up to and including the valuation date declines by more than 30% from the lead cash settlement price on the pricing date AND (b) the lead cash settlement price on the valuation date is less than the lead cash settlement price on the pricing date. In all other circumstances, the maturity payment for each US$1,000 principal amount of notes you hold will equal US$1,000.

Because the notes are not principal protected, if the lead cash settlement price declines sufficiently, the amount you receive at maturity could be less than the US$1,000 principal amount per note. Additionally, because in no circumstance will the amount you receive at maturity, including principal and the one-time coupon, be more than US$1,090 per note, your return, if any, is limited to 9% of the principal amount of the notes.

How is the Maturity Payment Calculated?

The maturity payment is calculated as follows:

•

If (a) the lead cash settlement price on any business day after the pricing date up to and including the valuation date is less than 70% of the lead cash settlement price on the pricing date AND (b) the lead cash settlement price on the valuation date is less than the lead cash settlement price on the pricing date, then the maturity payment will equal:

US$1,000	×	(	Lead Cash Settlement Price on Valuation Date	)
Lead Cash Settlement Price on Pricing Date

•	In all other circumstances, the maturity payment will equal US$1,000.

The lead cash settlement price will equal the lead cash settlement price, stated in U.S. dollars, as set by the London Metal Exchange in London, England and as quoted on Reuters Page “SETTMPB01” in the “SETT” column, or any successor page, on any relevant day.

For more specific information about the lead settlement price and the definition of business day, please see “Description of the Notes – Calculation of the Maturity Payment” in this pricing supplement.

Is There a Possibility of Loss of Principal?

Yes. The notes are not principal protected. If (a) the lead cash settlement price on any business day after the pricing date up to and including the valuation date declines by more than 30% from the lead cash settlement price on the pricing date AND (b) the lead cash settlement price on the valuation date is less than the lead cash settlement price on the pricing date, then you will receive an amount at maturity which is less than your initial investment in the notes.

Where Can I Find Examples of Hypothetical Maturity Payments?

For examples of hypothetical maturity payments, see “Description of the Notes—Hypothetical Maturity Payment Examples” in this pricing supplement.

Who Determines the Lead Cash Settlement Price and What Does it Measure?

The lead cash settlement price will be determined by reference to the lead cash settlement price as set by the London Metal Exchange, which we refer to as LME, in London, England. We have derived all information regarding the method by which the LME arrives at the lead cash settlement price from publicly available sources without independent verification. For more information about the LME see the section “Description of the Lead Cash Settlement Price—General” in this pricing supplement.

Please note that an investment in the notes does not entitle you to any ownership or other interest in lead.

How Has the Price of Lead Performed Historically?

We have provided a graph showing the daily lead cash settlement prices, as reported on Bloomberg, from January 2, 2002 to January 24, 2008, and a table showing the high and low lead cash settlement prices for each quarter since the first quarter of 2002. You can find the graph and the table in the section “Description of the Lead Cash Settlement Price—Historical Data on the Lead Cash Settlement Price” in this pricing supplement. We have provided this historical information to help you evaluate the behavior of the lead cash settlement price in recent years. However, past performance is not indicative of how the lead cash settlement price will perform in the future.

Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?

We expect to hedge our obligations under the notes through one or more of our affiliates. This hedging activity will likely involve trading in lead or in other instruments, such as options, swaps or futures, based on the lead cash settlement price. The costs of maintaining or adjusting this hedging activity could affect the price at which our affiliate Citigroup Global Markets may be willing to purchase your notes in the secondary market. Moreover, this hedging activity may result in us or our affiliates receiving a profit, even if the market value of the notes declines. You should refer to “Risk Factors Relating to the Notes — The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest” in this pricing supplement, “Risk Factors — Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and “Use of Proceeds and Hedging” in the accompanying prospectus.

Does ERISA Impose Any Limitations on Purchases of the Notes?

Employee benefit plans and other entities the assets of which are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or substantially similar federal, state or local laws, including individual retirement accounts, (which we call “Plans”) will be permitted to purchase and hold the notes, provided that each such Plan shall by its purchase be deemed to represent and warrant either that (A)(i) none of Citigroup Global Markets Inc., its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the notes or renders investment advice with respect to those assets and (ii) the Plan is paying no more than adequate consideration for the notes or (B) its acquisition and holding of the notes is not prohibited by any such provisions or laws or is exempt from any such prohibition. However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets, Inc. or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of notes by the account, plan or annuity. Please refer to the section “ERISA Matters” in this pricing supplement for further information.

What Are the U.S. Federal Income Tax Consequences of Investing in the Notes?

For U.S. federal income tax purposes, you and Citigroup Funding agree to treat a note as a grant by you to Citigroup Funding of a cash-settled put option on lead in exchange for a payment of an option premium. In addition, you and Citigroup Funding agree to treat the amounts invested by you as a cash deposit that will be used to satisfy your obligation under the notes. Under this treatment, you generally will be required to include the interest payment as interest income at the time that such interest is accrued or received in accordance with your method of accounting. Moreover, you will not be required to include any option premium payment you receive in income until retirement of the notes. In addition, under this treatment, if you hold the notes until they mature, you will recognize short-term capital gain or loss equal to the difference between (x) the sum of cash received at maturity and the entire option premium (but not including any interest payment) and (y) your adjusted tax basis in the notes. Under this treatment, upon the sale or other taxable disposition of the notes prior to maturity, you will generally have short-term capital gain or loss equal to the difference between (x) the cash you receive upon disposition and (y) your purchase price for the notes. Due to the absence of authority as to the proper characterization of the notes, no assurance can be given that the Internal Revenue Service will accept, or that a court will uphold, the agreed-to characterization and tax treatment described above, and alternative treatments of the notes could result in less favorable U.S. federal income tax consequences to you. You should refer to the section “Certain United States Federal Income Tax Considerations” in this pricing supplement for more information.

In the case of a holder of a note that is not a U.S. person, the interest payment made with respect to the notes should not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements. In the case of a holder of a note that is not a U.S. person, any capital gain realized upon the maturity, sale or other disposition of the notes (including capital gain arising from the option premium) will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a U.S. trade or business of such holder and (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition or the gain is not attributable to a fixed place of business maintained by such individual in the United States.

Will the Notes Be Listed on a Stock Exchange?

No. The notes will not be listed on any exchange.

Can You Tell Me More About Citigroup Inc. and Citigroup Funding?

Citigroup Inc. is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers. Citigroup Funding is a wholly-owned subsidiary of Citigroup Inc. whose business activities consist primarily of providing funds to Citigroup Inc. and its subsidiaries for general corporate purposes.

What Is the Role of Citigroup Funding’s and Citigroup Inc.’s Affiliates, Citigroup Global Markets Inc. and Citibank, N.A.?

Our affiliate, Citigroup Global Markets Inc. is the agent for the offering and sale of the notes. After the initial offering, Citigroup Global Markets and/or other of our affiliated dealers currently intend, but are not obligated, to buy and sell the notes to create a secondary market for holders of the notes, and may engage in other activities described in the section “Plan of Distribution” in this pricing supplement, the accompanying prospectus supplement and prospectus. However, neither Citigroup Global Markets nor any of these affiliates will be obligated to engage in any market-making activities, or continue those activities once it has started them.

Our affiliate, Citibank, N.A., will act as calculation agent for the notes. Potential conflicts of interest may exist between Citibank, N.A. as calculation agent and you as a holder of the notes.

Are There Any Risks Associated With My Investment?

Yes. The notes are subject to a number of risks. Please refer to the section “Risk Factors Relating to the Notes” in this pricing supplement.

RISK FACTORS RELATING TO THE NOTES

An investment in the notes entails significant risks not associated with similar investments in a conventional debt security, including, among other things, fluctuations in the lead cash settlement price and other events that are difficult to predict and beyond our control.

You May Lose Some or All of Your Investment in the Notes if the Lead Cash Settlement Price Declines Sufficiently

The notes are not principal protected. The amount you receive at maturity will depend on the lead cash settlement price during the term of the notes. If the lead cash settlement price on any business day after the pricing date up to and including the valuation date has declined by more than 30% AND the lead cash settlement price on the valuation date (which we refer to as the ending price) is less than the lead cash settlement price on the pricing date (which we refer to as the starting price), you will receive an amount at maturity which is less than your initial investment in the notes and which could be zero. This will be true even if the lead cash settlement price exceeds the starting price at one or more times during the term of the notes.

Any Appreciation of Your Investment in the Notes Will Be Limited

Because the maximum amount you could receive at maturity, including principal and the one-time coupon, is limited to US$1,090 per note (a return of 9% for the six-month term of the notes), the notes may provide less opportunity for appreciation than an investment in an instrument directly linked to the lead cash settlement price and not subject to this limitation.

You Will Not Receive Any Periodic Payments on the Notes

Although the notes will pay a one-time coupon on the maturity date equal to 18% per annum (9% per six months on a simple interest basis), you will not receive any periodic payments of interest or any other periodic payments on the notes.

The Yield on the Notes May Be Lower Than the Yield On a Standard Debt Security of Comparable Maturity

The one-time coupon payable on the notes will equal US$90 in cash. As a result, if (a) the lead cash settlement price on any business day after the pricing date up to and including the valuation date declines by more than 30% from the starting price AND (b) the ending price is less than approximately 92.94% of the starting price, then the effective yield on your notes will be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Funding of comparable maturity.

The Lead Cash Settlement Price Is Highly Volatile and Is Affected by Many Complex Factors

The lead cash settlement price is highly volatile and is affected by numerous factors. These include economic factors, including, among other things, the structure and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which LME contracts are generally traded and quoted), interest rates, labor activity and supply disruptions in major producing regions such as Australia, the People’s Republic of China and the United States, and global or regional economic, financial, political, regulatory, judicial or other events. Lead prices may also be affected by industry factors such as industrial and commercial demand, sales and purchases of lead by the official sector, lead production costs, and short-term changes in supply and demand because of trading activities in the lead market. Such events tend to affect lead cash settlement prices worldwide, regardless of the location of the event. It is not possible to predict the aggregate effect of all or any combination of these factors on the lead cash settlement price. If these factors result in a decrease in lead cash settlement prices, it may reduce the amount of the maturity payment and/or the value of the notes in the secondary market.

The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest

We believe that the value of the notes in the secondary market will be affected by supply of and demand for the notes, the lead cash settlement price and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the notes of a change in a specific factor, assuming all other conditions remain constant.

The Lead Cash Settlement Price. We expect that the market value of the notes at any given time will likely depend substantially on the percentage change, if any, in the lead cash settlement price from the pricing date up to and including the valuation date. However, changes in the lead cash settlement price may not always be reflected, in full or in part, in the market value of the notes. If you choose to sell your notes when the lead cash settlement price exceeds its starting price, you may receive substantially less than the amount that would be payable at maturity based on that price because of expectations that the lead cash settlement price will continue to fluctuate from that time to the time when the ending price is determined. If you choose to sell your notes when the lead cash settlement price is less than its ending price on the pricing date, you are likely to receive less than the amount you originally invested.

The lead cash settlement price will be influenced by complex and interrelated political, economic, financial and other factors that can affect the markets on which lead is traded. Some of these factors are described in more detail in “—The Lead Cash Settlement Price Is Highly Volatile and Is Affected by Many Complex Factors” above.

Volatility of the Lead Cash Settlement Price. Volatility is the term used to describe the size and frequency of market fluctuations. If the expected volatility of the lead cash settlement price changes during the term of the notes, the market value of the notes may change.

Interest Rates. We expect that the market value of the notes will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the market value of the notes may decrease, and if U.S. interest rates decrease, the market value of the notes may increase.

Time Premium or Discount. As a result of a “time premium or discount,” the notes may trade at a value above or below that which would be expected based on the level of interest rates and the lead cash settlement price the longer the time remaining to maturity. A “time premium or discount” results from expectations concerning the lead cash settlement price during the period prior to the maturity of the notes. However, as the time remaining to maturity decreases, this time premium or discount may diminish, thereby increasing or decreasing the market value of the notes.

Hedging Activities. Hedging activities related to the notes by one or more of our affiliates will likely involve trading in lead or in other instruments, such as options, swaps or futures, based upon the price of lead. This hedging activity could affect the market value of the notes. It is possible that we or our affiliates may profit from our hedging activity, even if the market value of the notes declines. Profit or loss from this hedging activity could affect the price at which Citigroup Funding’s affiliate Citigroup Global Markets may be willing to purchase your notes in the secondary market.

Credit Ratings, Financial Condition and Results. Actual or anticipated changes in Citigroup Funding’s financial condition or results or the credit ratings, financial condition or results of Citigroup Inc. may affect the market value of the notes. The notes are subject to the credit risk of Citigroup Inc., the guarantor of any payments due on the notes.

We want you to understand that the impact of one of the factors specified above may offset some or all of any change in the market value of the notes attributable to another factor.

The Historical Performance of the Lead Cash Settlement Price Is Not an Indication of the Future Performance of the Lead Cash Settlement Price

The historical performance of the lead cash settlement price, which is included in this pricing supplement, should not be taken as an indication of the future performance of the lead cash settlement price during the term of the notes. Changes in the lead cash settlement price will affect the trading price of the notes, but it is impossible to predict whether the lead cash settlement price will rise or fall.

You Will Not Have Any Rights with Respect to Lead

You will not own or have any beneficial or other legal interest in, and will not be entitled to any rights with respect to, lead. The notes are debt securities issued by Citigroup Funding, not an interest in lead or a futures contract or commodities option based on the price of lead.

Your Return on the Notes Will Not Reflect the Return You Would Realize on an Investment in an Instrument Directly Linked to the Lead Cash Settlement Price

Your return on the notes, if any, will not reflect the return you would realize on an investment in an instrument directly linked to the price of lead because the notes do not provide a return directly linked to the actual appreciation of the lead cash settlement price. As a result and because the maximum amount you could receive at maturity, including principal and the one-time coupon, is limited to US$1,090 (a return of 9% per six months on a simple interest basis), the return on the notes may be less than the return you would realize on an investment in an instrument directly linked to the lead cash settlement price.

You May Not Be Able to Sell Your Notes if an Active Trading Market for the Notes Does Not Develop

The notes have not been and will not be listed on any exchange. There is currently no secondary market for the notes. Citigroup Global Markets and/or other of Citigroup Funding’s affiliated dealers currently intend, but are not obligated, to make a market in the notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the notes. If the secondary market for the notes is limited, there may be few buyers should you choose to sell your notes prior to maturity and this may reduce the price you receive.

Citibank, N.A. Is the Calculation Agent, Which Could Result in a Conflict of Interest

Citibank, N.A., which is acting as the calculation agent for the notes, is an affiliate of ours. As a result, Citibank, N.A.’s duties as calculation agent, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to you, may conflict with its interest as an affiliate of ours.

The United States Federal Income Tax Consequences of the Notes Are Uncertain

No statutory, judicial or administrative authority directly addresses the characterization of the notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain. No ruling is being requested from the Internal Revenue Service with respect to the notes and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under “Certain United States Federal Income Tax Considerations” in this pricing supplement. Alternative characterizations of the notes may affect the U.S. tax consequences of an investment in the notes, including for non-U.S. investors.

DESCRIPTION OF THE NOTES

The description in this pricing supplement of the particular terms of the notes supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying prospectus and prospectus supplement.

General

The Notes Based Upon the Lead Cash Settlement Price Due July 29, 2008 (the “Notes”) are commodity-linked securities issued by Citigroup Funding that have a maturity of approximately six months. At maturity, the Notes pay a one-time coupon in cash equal to 9% of the principal amount of the Notes for the six-month term of the Notes and an amount based upon the percentage change in the Lead Cash Settlement Price, as set by the London Metal Exchange, over the term of the Notes.

The amount you receive at maturity depends on the percentage change in the Lead Cash Settlement Price from the Pricing Date up to and including the Valuation Date. For each US$1,000 principal amount of Notes you hold, the maturity payment will equal the product of (i) US$1,000 and (ii) the Ending Price divided by the Starting Price, if (a) the Lead Cash Settlement Price on any Business Day after the Pricing Date up to and including the Valuation Date declines by more than 30% from the Starting Price AND (b) the Ending Price is less than the Starting Price. In all other circumstances, the maturity payment for each US$1,000 principal amount of Notes you hold will equal US$1,000.

If the Lead Cash Settlement Price has not declined by more than 30% on any Business Day after the Pricing Date up to and including the Valuation Date or if the Lead Cash Settlement Price on the Valuation Date is greater than or equal to the Lead Cash Settlement Price on the Pricing Date, the return on the Notes will equal the one-time coupon of 9% for the six-month term of the Notes. In no circumstance will the amount you receive at maturity, including principal and the one-time coupon, be more than US$1,090 per Note.

The Notes are a series of debt securities issued by Citigroup Funding under the senior debt indenture described in the accompanying prospectus supplement and prospectus and any payments due under the Notes are fully and unconditionally guaranteed by Citigroup Inc. The aggregate principal amount of Notes issued will be US$5,000,000 (5,000 Notes). The Notes will mature on July 29, 2008, will constitute part of the senior debt of Citigroup Funding, and will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding. As a result of the Citigroup Inc. guarantee, any payments due under the Notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The Notes will be issued only in fully registered form and in denominations of US$1,000 per Note and integral multiples thereof.

Reference is made to the accompanying prospectus supplement and prospectus for a detailed summary of additional provisions of the Notes and of the senior debt indenture under which the Notes will be issued.

Coupon

A coupon of US$90 per US$1,000 principal amount of Notes will be paid in cash on July 29, 2008. The one-time coupon will be composed of approximately US$19.43 of interest and a payment of an option premium in the amount of approximately US$70.57.

Determination of the Amount To Be Received at Maturity

The Notes will mature on July 29, 2008. The payment you receive at maturity is calculated as follows:

If (a) the Lead Cash Settlement Price on any Business Day after the Pricing Date up to and including the Valuation Date is less than 70% of the Starting Price (the “Downside Threshold”) AND (b) the Ending Price is less than the Starting Price, then the payment you receive at maturity will equal:

US$1,000	×	(	Ending Price	)
Starting Price

In all other circumstances, the maturity payment will equal US$1,000.

The Lead Cash Settlement Price will equal the lead cash settlement price, stated in U.S. dollars, as set by the London Metal Exchange in London, England and as quoted on Reuters Page “SETTMPB01” in the “SETT” column or any successor page, on any relevant date.

The Starting Price equals US$2,579.5, which was the Lead Cash Settlement Price on the Pricing Date.

The Ending Price will equal the Lead Cash Settlement Price on the Valuation Date.

The Pricing Date means January 24, 2008, which is the date of this pricing supplement and the date on which the Notes were priced for initial sale to the public.

The Valuation Date will be the fifth Business Day before maturity.

If the Lead Cash Settlement Price on any relevant date is not reported on Reuters Page “SETTMPB01” in the “SETT” column or any successor page but is otherwise published by the London Metal Exchange Ltd., the Lead Cash Settlement Price on that date will be determined by reference to the lead cash settlement price published by the London Metal Exchange Ltd. on such date. If no Lead Cash Settlement Price is available on any relevant date because of a Market Disruption Event or otherwise, the calculation agent will determine the Lead Cash Settlement Price on such date by utilizing the Lead Cash Settlement Price on the trading day immediately preceding such date, on which trading day a Market Disruption Event did not occur.

A Business Day means any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York or in London, England are authorized or obligated by law or executive order to close.

A Market Disruption Event means, as determined by the calculation agent in its sole discretion, the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any relevant exchange or market or otherwise) of, or the unavailability through a recognized system of public dissemination of transaction information, for a period longer than two hours, or during the one-half hour period preceding the close of trading, on the applicable exchange or market, of accurate price, volume or related information in respect of (a) lead or (b) any options or futures contracts, or any options on such futures contracts relating to lead on any exchange or market if, in each case, in the determination of the calculation agent, any such suspension, limitation or unavailability is material.

Hypothetical Maturity Payment Examples

The examples below show the hypothetical maturity payments to be made on an investment of US$1,000 principal amount of Notes based on various Ending Prices of lead. The following examples of hypothetical maturity payment calculations are based on the following assumptions:

•	Principal amount: US$1,000 per Note

•	Pricing Date: January 24, 2008

•	Hypothetical Starting Price: US$2,500.0

•	Valuation Date: July 22, 2008

•	Downside Threshold: US$1,875.0, 75% of Starting Price

•	Hypothetical Coupon Payment: 9% of the principal amount per Note (US$90)

The following examples are for purposes of illustration only and would provide different results if different assumptions were applied. The actual maturity payment will depend on the actual Starting Price and Ending Price and fluctuations in the Lead Cash Settlement Price from the Pricing Date up to and including the Valuation Date.

Example	Hypothetical Minimum Lead Cash Settlement Price from Pricing Date up to and Including Valuation Date		Has the Downside Threshold Been Breached?	Hypothetical Ending Price		Hypothetical Ending Price ÷ Hypothetical Starting Price	Hypothetical Coupon Payment		Hypothetical Maturity Payment per US$1,000 Note(1)		Hypothetical Return on the Notes
1	U	S$1,356.5	Yes	U	S$1,515.5	0.6062	U	S$90.00	U	S$ 606.20	-30.380%
2		$1,675.0	Yes		$1,906.0	0.7624		$90.00		$ 762.40	-14.760%
3		$1,869.0	Yes		$2,150.0	0.8600		$90.00		$ 860.00	-5.000%
4		$1,451.5	Yes		$2,263.0	0.9052		$90.00		$ 905.20	-0.480%
5		$1,277.5	Yes		$2,349.5	0.9398		$90.00		$ 939.80	2.980%
6		$1,786.0	Yes		$2,487.0	0.9948		$90.00		$ 994.80	8.480%
7		$2,341.5	No		$3,744.5	1.4978		$90.00		$1,000.00	9.000%
8		$2,030.0	No		$2,389.5	0.9558		$90.00		$1,000.00	9.000%
9		$1,919.0	No		$2,116.0	0.8464		$90.00		$1,000.00	9.000%
10		$1,369.5	Yes		$2,734.5	1.0938		$90.00		$1,000.00	9.000%

(1)	If the Hypothetical Downside Threshold has been breached and the Hypothetical Ending Price is less than US$2,500.0, the Hypothetical Maturity Payment per US$1,000 Note equals

US$1,000 x (Hypothetical Ending Price ÷ Hypothetical Starting Price)

In all other circumstances, the Hypothetical Maturity Payment per US$1,000 Note equals US$1,000.

Redemption at the Option of the Holder; Defeasance

The Notes are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities—Defeasance.”

Default Interest Rate

In case of default in payment at maturity of the Notes, the Notes shall bear interest, payable upon demand of the beneficial owners of the Notes in accordance with the terms of the Notes, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of 3.75% per annum on the unpaid amount due. If default interest is required to be calculated for a period of less than one year, it will be calculated on the basis of the actual number of days elapsed and a 360-day year consisting of twelve 30-day months.

Paying Agent and Trustee

Citibank, N.A. will serve as paying agent and registrar for the Notes and will also hold the global security representing the Notes as custodian for DTC. The Bank of New York, as successor trustee under an indenture dated as of June 1, 2005, will serve as trustee for the Notes.

Calculation Agent

The Calculation Agent for the Notes will be Citibank, N.A. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Funding, Citigroup Inc. and the holders of the Notes. Because the Calculation Agent is an affiliate of Citigroup Funding and Citigroup Inc., potential conflicts of interest may exist between the Calculation Agent and the holders of the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining amounts due to holders of the Notes. Citibank, N.A. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

DESCRIPTION OF THE LEAD CASH SETTLEMENT PRICE

General

The Lead Cash Settlement Price will be determined by reference to the lead cash settlement price set by the London Metal Exchange (“LME”) in London, England. We have derived all information regarding the method by which the LME arrives at the Lead Cash Settlement Price from publicly available sources without independent verification. Such information reflects the policies of, and is subject to change without notice by, the LME. We make no representation or warranty as to the accuracy or completeness of such information. Currently, the Lead Cash Settlement Price is published on Reuters Page “SETTMPB01” in the “SETT” column.

The Lead Cash Settlement Price is set during the second “ring” or round of trading at the LME. The second ring commences at 12:30 p.m. London, England time, during which session only those broker members permitted to take part in ring trading may process their clients’ orders on the trading floor. At present there are 11 “ring dealers” (or Category 1 members). The Lead Cash Settlement Price is determined at the end of the five-minute ring relating to lead in the second ring session of the day. The Lead Cash Settlement Price is the last cash offer price quoted for lead at the end of the second ring session.

Disclaimer

The Notes are not sponsored, endorsed, sold or promoted by the LME or by any member thereof. The LME makes no representation or warranty, express or implied, to the purchasers of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the LME Lead Cash Settlement Price to track general market performance of the price of lead. The LME has no relationship to Citigroup Funding and the LME Lead Cash Settlement Price is determined without regard to any of Citigroup Funding or the Notes. The LME has no obligation to take the needs of Citigroup Funding or the owners of the Notes into consideration in determining the Lead Cash Settlement Price. The LME is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. The LME has no obligation or liability in connection with the administration, marketing or trading of the Notes.

Historical Data on the Lead Cash Settlement Price

The following table sets forth, for each of the quarterly periods indicated, the high and low Lead Cash Settlement Price, as reported by Reuters. These historical data on Lead Cash Settlement Prices are not indicative of the future performance of the Lead Cash Settlement Price or what the value of the Notes may be. Any historical upward or downward trend in the Lead Cash Settlement Price during any period set forth below is not an indication that the Lead Cash Settlement Price is more or less likely to increase or decrease at any time over the term of the Notes.

	High		Low
2002
Quarter
First	US$	538.0	US$	469.0
Second		485.5		434.0
Third		458.0		404.5
Fourth		476.0		402.5
2003
Quarter
First		486.0		421.5
Second		484.5		429.0
Third		542.5		469.5
Fourth		739.5		551.0

	High	Low
2004
Quarter
First	975.0	730.0
Second	925.0	696.5
Third	1,039.0	873.5
Fourth	1,056.0	873.0
2005
Quarter
First	1,056.0	912.0
Second	1,020.0	927.0
Third	1,015.0	824.0
Fourth	1,155.5	970.0
2006
Quarter
First	1,448.0	1,100.0
Second	1,316.0	914.5
Third	1,425.0	955.0
Fourth	1,809.0	1,411.0
2007
Quarter
First	2,000.0	1,575.0
Second	2,677.0	1,936.0
Third	3,600.0	2,647.0
Fourth	3,980.0	2,420.0
2008
Quarter
First (through January 24)	2,680.0	2,480.0

The Lead Cash Settlement Price on January 24, 2008, as reported on Reuters Page “SETTMPB01” in the “SETT” column, was US$2,579.5.

The following graph shows the daily Lead Cash Settlement Price in the period from January 2, 2002 through January 24, 2008 using historical data obtained from Reuters. Past movements of the Lead Cash Settlement Price are not indicative of future Lead Cash Settlement Prices.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax consequences that may be relevant to initial holders of the Notes who will hold the Notes as capital assets. All references to “holders” are to beneficial owners of the Notes. This summary is based on U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date of this pricing supplement, all of which are subject to change at any time (possibly with retroactive effect). As the law is technical and complex, the discussion below necessarily represents only a general summary.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of its individual investment circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, financial institutions, insurance companies, tax-exempt organizations and taxpayers holding the Notes as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated financial transaction, or persons whose functional currency is not the U.S. dollar. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

No statutory, judicial or administrative authority directly addresses the characterization of the Notes or instruments similar to the Notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain. No ruling is being requested from the Internal Revenue Service (the “IRS”) with respect to the Notes and no assurance can be given that the IRS will agree with the conclusions expressed herein. ACCORDINGLY, A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE NOTES SHOULD CONSULT ITS TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

In purchasing a Note, each holder agrees with Citigroup Funding to treat a Note for U.S. federal income tax purposes as a grant by the holder to Citigroup Funding of a cash-settled put option on Lead, under the terms of which option (a) at the time of issuance of the Notes the holder deposits irrevocably with Citigroup Funding a fixed amount of cash equal to the purchase price of the Notes to assure the fulfillment of the holder’s obligation described in clause (d) below, (b) until maturity Citigroup Funding will be obligated to pay interest on such deposit at an annual rate of approximately 3.887% as compensation to the holder for Citigroup Funding’s use of such cash deposit during the term of the Notes, which interest will be payable as part of the coupon payment, (c) Citigroup Funding will be obligated to pay an option premium to the holder in consideration for granting the option, which premium will be payable as part of the coupon payment, and (d) if pursuant to the terms of the Notes at maturity the holder is obligated to settle the option with respect to the cash value of lead, then such cash deposit unconditionally and irrevocably will be applied by Citigroup Funding in full satisfaction of the holder’s obligation under the put option and Citigroup Funding will deliver to the holder the cash value of lead pursuant to the terms of the Notes. (Prospective investors should note that cash proceeds of this offering will not be segregated by Citigroup Funding during the term of the Notes, but instead will be commingled with Citigroup Funding’s other assets and applied in a manner consistent with the section “Use of Proceeds and Hedging” in the accompanying prospectus.) As discussed below, there is no assurance that the IRS will agree with this treatment, and alternative treatments of the Notes could result in less favorable U.S. federal income tax consequences to a holder.

United States Holders

The following is a summary of certain United States federal income tax consequences that will apply to a beneficial owner of an Notes that is a citizen or resident of the United States or a domestic corporation or otherwise subject to United States federal income tax on a net income basis in respect of the Notes (a “U.S. Holder”), under the characterization of the Notes agreed to above.

The coupon payment paid on the Notes should be divided into two separate components for tax purposes: an interest component (approximately 22% of the total coupon payment) and an option premium component (approximately 78% of the total coupon payment). The interest component of the coupon payment will be included in the income of a U.S. Holder as interest at the time that such interest is accrued or received in accordance with such U.S. Holder’s method of accounting. The option premium component of the coupon payment will not be included in the income of a U.S. Holder until retirement of the Notes. At maturity a U.S. Holder (i) would include the interest component of the coupon payment in income as interest in the manner described above and (ii) would recognize short-term capital gain or loss equal to the difference between (x) the sum of cash received at maturity and the entire option premium (but not including any interest payment), and (y) its purchase price for the Notes. Upon the sale or other taxable disposition of a Note, a U.S. Holder generally would recognize short-term capital gain or loss equal to the difference between (x) the amount realized on the sale or other taxable disposition (to the extent such amount is not attributable to accrued but unpaid interest, which will be taxed as such) and (y) such U.S. Holder’s purchase price for the Notes.

Possible Alternative Characterizations. Due to the absence of authority as to the proper characterization of the Notes and the absence of any comparable instruments for which there is a widely accepted tax treatment, no assurance can be given that the IRS will accept, or that a court will uphold, the agreed-to characterization and tax treatment described above. In particular, it is possible, for example, that the IRS could maintain that amounts denominated as option premium should be characterized as interest and includible in the U.S. Holder’s income in the manner described above regarding the interest payment. It is also possible that the Notes could be treated as including a debt instrument and a forward contract or two or more options. Under these alternative characterizations, the timing and character of income from the Notes could differ substantially from that described above.

Non-United States Holders

The following is a summary of certain United States federal income tax consequences that will apply to a beneficial owner of a Note that is a non-resident alien individual or a foreign corporation (a “Non-U.S. Holder”).

The interest payment received by a Non-U.S. Holder with respect to the Notes should not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements. In addition, in the case of a Non-U.S. Holder, any capital gain realized upon the maturity, sale or other disposition of the Notes by a Non-U.S. Holder will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a U.S. trade or business of such holder and (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition or the gain is not attributable to a fixed place of business maintained by such individual in the United States.

Estate Tax

In the case of a holder of a Note that is an individual who will be subject to U.S. federal estate tax only with respect to U.S. situs property (generally an individual who at death is neither a citizen nor a domiciliary of the United States) or an entity the property of which is potentially includable in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), the holder of a Note should note that, absent an applicable treaty benefit, the Note may be treated as U.S. situs property for U.S. federal estate tax purposes. Prospective investors are urged to consult your own tax advisors regarding the U.S. federal estate tax consequences of investing in the Note.

Backup Withholding and Information Reporting

A U.S. Holder of a Note may be subject to information reporting and to backup withholding on certain amounts paid to the U.S. Holder unless such U.S. Holder (i) is a corporation or comes within certain other exempt categories and demonstrates this fact, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The amount of any backup withholding will be allowed as a credit against such U.S. Holder’s federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

The terms and conditions set forth in the Global Selling Agency Agreement dated April 20, 2006 among Citigroup Funding, Citigroup Inc. and the agents named therein, including Citigroup Global Markets, govern the sale and purchase of the Notes.

Citigroup Global Markets Inc., as principal, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets, $5,000,000 principal amount of Notes (5,000 Notes), any payments due on which are fully and unconditionally guaranteed by Citigroup Inc. Citigroup Global Markets proposes to offer some of the Notes directly to the public at market prices prevailing at the time of sale or at prices otherwise negotiated and some of the Notes to certain dealers, including Citicorp Financial Services Corp., Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, broker-dealers affiliated with Citigroup Global Markets, at the public offering price less a concession not to exceed $10.00 per Note. Citigroup Global Markets may allow, and these dealers may reallow, a concession not to exceed $10.00 per Note on sales to certain other dealers. In addition, Financial Advisors employed by Smith Barney, a division of Citigroup Global Markets, will receive a fixed sales commission of $10.00 per Note for each Note they sell. If all of the Notes are not sold at the initial offering price, Citigroup Global Markets may change the public offering price and other selling terms.

The Notes will not be listed on any exchange.

In order to hedge its obligations under the Notes, Citigroup Funding expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factor Relating to the Notes—The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest” in this pricing supplement, “Risk Factors—Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform to the requirements set forth in Rule 2720 of the Conduct Rules of the National Association of Securities Dealers. Client accounts over which Citigroup Inc. or its affiliates have investment discretion are not permitted to purchase the Notes, either directly or indirectly.

To the extent the offer of any Notes is made in any Member State of the European Economic Area that has implemented the European Council Directive 2003/71/EC (such Directive, together with any applicable implementing measures in the relevant home Member State under such Directive, the “Prospectus Directive”) before the date of publication of a valid prospectus in relation to the Notes which has been approved by the competent authority in that Member State in accordance with the Prospectus Directive (or, where appropriate, published in accordance with the Prospectus Directive and notified to the competent authority in that Member State in accordance with the Prospectus Directive), the offer (including any offer pursuant to this document) is only addressed to qualified investors in that Member State within the meaning of the Prospectus Directive or has been or will be made otherwise in circumstances that do not require the Citigroup Funding to publish a prospectus pursuant to the Prospectus Directive.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The Notes will only be available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

The Notes are being offered globally for sale in the United States, Europe, Asia and elsewhere where it is lawful to make such offers.

Purchasers of the Notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page of this document.

The agent or dealer has agreed that it will not offer, sell or deliver any of the Notes, directly or indirectly, or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, in or from any jurisdiction, except when to the best knowledge and belief of the agent or dealer it is permitted under applicable laws and regulations. In so doing, the agent or dealer will not impose any additional obligations on Citigroup Funding.

Selling Restrictions

European Economic Area

Each agent and dealer has represented and agreed that in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer to the public of any Notes which are the subject of this offering may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any Notes may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	by such agent or dealer to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of Citigroup Global Markets Inc. for any such offer; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Notes shall result in a requirement for the publication by the issuer or the agent of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Notes to be offered so as to enable an investor to decide to purchase any Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

This EEA selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

Each agent and dealer:

(a)

has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b)	has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

France

No prospectus (including any amendment, supplement or replacement thereto) has been prepared in connection with the offering of the Notes that has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers; each agent and dealer has represented and agreed that no Notes have been offered or sold nor will be offered or sold, directly or indirectly, to the public in France; each agent and dealer has represented and agreed that the pricing supplement, accompanying prospectus supplement and prospectus or any other offering material relating to the Notes have not been distributed or caused to be distributed and will not be distributed or caused to be distributed to the public in France; such offers, sales and distributions have been and shall only be made in France to persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) and/or a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in Articles L. 411-2, D. 411-1, D. 411-2, D. 411-4, D. 734-1, D.744-1, D. 754-1 and D. 764-1 of the Code monétaire et financier. The Underwriter has represented and agreed that the direct or indirect distribution to the public in France of any so acquired Notes may be made only as provided by Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the Code monétaire et financier and applicable regulations thereunder.

Italy

Each agent and dealer has not and will not publish a prospectus in Italy in connection with the offering of the Notes. Such offering has not been cleared by the Italian Notes Exchange Commission (Commissione Nazionale per le Società e la Borsa, the “CONSOB”) pursuant to Italian securities legislation and, accordingly, the Notes may not and will not be offered, sold or delivered, nor may or will copies of the pricing supplement, accompanying prospectus supplement and prospectus or any other documents relating to the Notes be distributed in Italy, except (i) to professional investors (operatori qualificati), as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of July 1, 1998, as amended, (the “Regulation No. 11522”), or (ii) in other circumstances which are exempted from the rules governing offers of securities to the public pursuant to Article 100 of Legislative Decree No. 58 of February 24, 1998 (the “Italian Finance Law”) and Article 33, first paragraph, of CONSOB Regulation No. 11971 of May 14, 1999, as amended.

Any offer, sale or delivery of the Notes or distribution of copies of the pricing supplement, accompanying prospectus supplement and prospectus or any other document relating to the Notes in Italy may and will be effected in accordance with all Italian securities, tax, exchange control and other applicable laws and regulations, and, in particular, will be: (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Italian Finance Law, Legislative Decree No. 385 of September 1, 1993, as amended (the “Italian Banking Law”), Regulation No. 11522, and any other applicable laws and regulations; (ii) in compliance with Article 129 of the Italian Banking Law and the implementing guidelines of the Bank of Italy; and (iii) in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

Any investor purchasing the Notes in the offering is solely responsible for ensuring that any offer or resale of the Notes it purchased in the offering occurs in compliance with applicable Italian laws and regulations.

The pricing supplement, accompanying prospectus supplement and prospectus and the information contained therein are intended only for the use of its recipient and, unless in circumstances which are exempted from the rules governing offers of securities to the public pursuant to Article 100 of the Italian Finance Law and

Article 33, first paragraph, of CONSOB Regulation No. 11971 of May 14, 1999, as amended, is not to be distributed, for any reason, to any third party resident or located in Italy. No person resident or located in Italy other than the original recipients of this document may rely on it or its content.

Italy has only partially implemented the Prospectus Directive and the provisions under the heading “European Economic Area” above shall apply with respect to Italy only to the extent that the relevant provisions of the Prospectus Directive have already been implemented in Italy.

Insofar as the requirements above are based on laws which are superseded at any time pursuant to the implementation of the Prospectus Directive in Italy, such requirements shall be replaced by the applicable requirements under the relevant implementing measures of the Prospectus Directive in Italy.

Hong Kong

Each agent and dealer:

(a)	has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Notes other than to (i) “professional investors” as defined in the Notes and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

(b)	has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are or are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Notes and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. Each agent and dealer will not offer or sell, directly or indirectly, any of the Notes in Japan or to, or for the account or benefit of, any resident of Japan or to, or for the account or benefit of, any resident for reoffering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan except (i) pursuant to an exemption from the registration requirements of, or otherwise in compliance with, the Financial Instruments and Exchange Law of Japan and (ii) in compliance with the other relevant laws and regulations of Japan.

Singapore

The pricing supplement, accompanying prospectus supplement and prospectus relating to this offering have not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Notes and Futures Act (Chapter 289 of Singapore) (the “SFA”). Accordingly, each agent and dealer has not offered or sold any Notes or caused the Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any Notes or cause the Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, such pricing supplement, accompanying prospectus supplement and prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Each agent and dealer will notify (whether through the distribution of the pricing supplement, accompanying prospectus supplement and prospectus relating to this offering or otherwise) each of the following relevant persons specified in Section 275 of the SFA which has subscribed or purchased Notes from or through such agent or dealer, namely a person which is:

(a)	a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, that shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Notes under Section 275 of the SFA except:

(1)	to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA;

(2)	where no consideration is given for the transfer; or

(3)	by operation of law.

ERISA MATTERS

Each purchaser of the Notes or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the Notes through and including the date of disposition of such Notes that either:

(a)	it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of C.F.R. 2510.3-101 or otherwise, (iii) a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) (for example, individual retirement accounts, individual retirement annuities or Keogh plans), or (iv) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (such law, provisions and Section, collectively, a “Prohibited Transaction Provision” and (i), (ii), (iii) and (iv), collectively, “Plans”); or

(b)	if it is a Plan, either (A)(i) none of Citigroup Global Markets Inc., its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the Notes or renders investment advice with respect to those assets, and (ii) the Plan is paying no more than adequate consideration for the Notes or (B) its acquisition and holding of the Notes is not prohibited by a Prohibited Transaction Provision or is exempt therefrom.

The above representations and warranties are in lieu of the representations and warranties described in the section “ERISA Matters” in the accompanying prospectus supplement. Please also refer to the section “ERISA Matters” in the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this pricing supplement or the accompanying prospectus supplement or prospectus is accurate as of any date other than the date on the front of such document.

Citigroup Funding Inc.

Medium-Term Notes, Series D

US$5,000,000 principal amount

Notes Based Upon the Lead Cash Settlement Price

Due July 29, 2008

(US$1,000 Principal Amount per Note)

Any Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed

by Citigroup Inc.

Pricing Supplement

January 24, 2008

(Including Prospectus Supplement dated

April 13, 2006 and Prospectus dated

March 10, 2006)